Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS REVENUES OF $744.4 MILLION AND ADJUSTED EBITDA OF $168.4 MILLION FOR THE SECOND QUARTER OF 2016

Plano, TX, August 9, 2016 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and six months ended June 30, 2016.

Cinemark Holdings, Inc.’s total revenues for the three months ended June 30, 2016 were $744.4 million compared to $799.9 million for the three months ended June 30, 2015. For the three months ended June 30, 2016, admissions revenues were $456.1 million and concession revenues were $253.6 million. Concession revenues per patron increased 2.7% to $3.47 and average ticket price was $6.25 for the three months ended June 30, 2016.

Adjusted EBITDA for the three months ended June 30, 2016 was $168.4 million compared to $194.5 million for the three months ended June 30, 2015. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the three months ended June 30, 2016 was approximately $53.9 million compared to $70.3 million for the three months ended June 30, 2015. Diluted earnings per share for the three months ended June 30, 2016 was $0.46 compared to $0.61 for the three months ended June 30, 2015.

“While our industry faced a challenging second quarter box office hurdle, given last year’s all-time record-setting benchmark, we are pleased that our continued execution on our key initiatives yet again enabled Cinemark to outperform the industry. Our U.S. segment surpassed the North American industry’s box office by 120 basis points in the second quarter, marking 27 out of the past 30 quarters of outperformance. Furthermore, our international segment continues to demonstrate recession-resistant strength, having attracted a consistent number of patrons despite last year’s all-time high, as well as the economic and political challenges that exist across Latin America,” stated Mark Zoradi, Cinemark’s Chief Executive Officer. Mr. Zoradi continued, “Year-to-date industry box office has increased more than 3% through July, which has surpassed everyone’s expectations, and we remain enthusiastic about the film content for the remainder of this year, as well as coming years, and how it will appeal to our patrons.”

Cinemark Holdings, Inc.’s total revenues for the six months ended June 30, 2016 increased to $1,449.3 million from $1,445.3 million for the six months ended June 30, 2015. During the six months ended June 30, 2016, admissions revenues were $891.9 million and concession revenues increased 3.7% to $491.4 million. Attendance increased 2.3% to 145.5 million patrons. Concession revenues per patron increased 1.5% to $3.38 and average ticket price was $6.13 for the six months ended June 30, 2016.

Adjusted EBITDA for the six months ended June 30, 2016 increased 1.2% to $353.0 million, compared to $348.9 million for the six months ended June 30, 2015. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the six months ended June 30, 2016 was $112.4 million compared to $112.8 million for the six months ended June 30, 2015. Net income for the six months ended June 30, 2016 was impacted by a loss on debt amendments and refinancing of $13.3 million, which was primarily due to the refinancing of the Company’s 7.375% senior subordinated notes with an add-on to the Company’s 4.875% senior notes. Diluted earnings per share for the six months ended June 30, 2016 was consistent with the six months ended June 30, 2015 at $0.97, even with the aforementioned loss on debt amendments and refinancing.

On June 30, 2016, the Company’s aggregate screen count was 5,888. As of June 30, 2016, the Company had signed commitments to open nine new theatres and 69 screens by the end of 2016 and open 12 new theatres with 109 screens subsequent to 2016.

Conference Call/Webcast – Today at 8:30AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 522 theatres with 5,888 screens in 41 U.S. states, Brazil, Argentina and 13 other Latin American countries as of June 30, 2016. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or communications@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 24, 2016 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Statement of income data:
Revenues
Admissions	$456,075	$502,963	$891,895	$903,625
Concession	253,592	259,530	491,407	473,957
Other	34,737	37,439	65,971	67,748

Total revenues	744,404	799,932	1,449,273	1,445,330
Cost of operations
Film rentals and advertising	250,421	278,125	483,335	485,735
Concession supplies	39,208	40,903	75,111	73,406
Facility lease expense	80,252	82,391	159,056	162,008
Other theatre operating expenses	173,367	168,844	329,880	321,473
General and administrative expenses	35,987	39,277	73,853	77,202
Depreciation and amortization	52,358	46,569	101,687	91,901
Impairment of long-lived assets	1,425	3,528	1,917	4,322
Loss on sale of assets and other	5,824	5,802	4,045	4,352

Total cost of operations	638,842	665,439	1,228,884	1,220,399

Operating income	105,562	134,493	220,389	224,931
Interest expense (1)	(27,262)	(28,304)	(55,321)	(56,511)
Loss on debt amendments and refinancing	(98)	(925)	(13,284)	(925)
Distributions from NCM	193	—	8,736	8,499
Foreign currency gain (loss)	512	1,439	2,398	(6,767)
Other income	7,078	6,961	15,572	13,719

Income before income taxes	85,985	113,664	178,490	182,946
Income taxes	31,617	42,774	65,076	69,154

Net income	$54,368	$70,890	$113,414	$113,792
Less: Net income attributable to noncontrolling interests	462	632	983	1,013

Net income attributable to Cinemark Holdings, Inc.	$53,906	$70,258	$112,431	$112,779

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.46	$0.61	$0.97	$0.97

Diluted	$0.46	$0.61	$0.97	$0.97

Weighted average diluted shares outstanding	115,758	115,328	115,660	115,215

Other financial data:
Adjusted EBITDA (2)	$168,395	$194,498	$353,042	$348,883

(1)	Includes amortization of debt issue costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	June 30,	December 31,
	2016	2015
Balance sheet data:
Cash and cash equivalents	$583,600	$588,539
Theatre properties and equipment, net	$1,590,780	$1,505,069
Total assets	$4,215,693	$4,126,497
Long-term debt, including current portion	$1,789,392	$1,781,335
Equity	$1,200,066	$1,110,813

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Other operating data:
Attendance (patrons, in millions):
Domestic	45.5	49.0	90.0	90.5
International	27.5	27.7	55.5	51.7

Worldwide	73.0	76.7	145.5	142.2

Average ticket price (in dollars):
Domestic	$7.59	$7.67	$7.59	$7.42
International	$4.03	$4.60	$3.77	$4.49
Worldwide	$6.25	$6.56	$6.13	$6.35
Concession revenues per patron (in dollars):
Domestic	$4.26	$3.98	$4.20	$3.92
International	$2.17	$2.33	$2.05	$2.31
Worldwide	$3.47	$3.38	$3.38	$3.33
Average screen count (month end average):
Domestic	4,566	4,498	4,543	4,497
International	1,298	1,209	1,291	1,196

Worldwide	5,864	5,707	5,834	5,693

Segment Information

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues
U.S.	$560,534	$592,482	$1,104,449	$1,066,777
International	187,561	211,505	351,736	385,838
Eliminations	(3,691)	(4,055)	(6,912)	(7,285)

Total revenues	$744,404	$799,932	$1,449,273	$1,445,330

Adjusted EBITDA
U.S.	$127,845	$144,649	$271,478	$259,020
International	40,550	49,849	81,564	89,863

Total Adjusted EBITDA	$168,395	$194,498	$353,042	$348,883

Capital expenditures
U.S.	$58,182	$43,947	$99,380	$118,214
International	25,597	26,018	32,144	37,498

Total capital expenditures	$83,779	$69,965	$131,524	$155,712

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$54,368	$70,890	$113,414	$113,792
Income taxes	31,617	42,774	65,076	69,154
Interest expense	27,262	28,304	55,321	56,511
Other income	(7,590)	(8,400)	(17,970)	(6,952)
Loss on debt amendments and refinancing	98	925	13,284	925
Other cash distributions from equity investees (2)	184	1,045	8,270	8,309
Depreciation and amortization	52,358	46,569	101,687	91,901
Impairment of long-lived assets	1,425	3,528	1,917	4,322
Loss on sale of assets and other	5,824	5,802	4,045	4,352
Deferred lease expenses - theatres (3)	26	(351)	(182)	(819)
Deferred lease expenses – DCIP equipment (4)	(233)	(234)	(465)	(469)
Amortization of long-term prepaid rents (3)	514	669	985	1,382
Share based awards compensation expense (5)	2,542	2,977	7,660	6,475

Adjusted EBITDA (1)	$168,395	$194,498	$353,042	$348,883

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, loss on debt amendments and refinancing, other cash distributions from equity investees, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.
(2)	Represents cash distributions received from equity investees that were recorded as a reduction of the respective investment balances. Adjusted EBITDA for the three and six months ended June 30, 2015 has been adjusted to reflect a comparable presentation.
(3)	Non-cash expense included in facility lease expense.
(4)	Non-cash expense included in other theatre operating expenses.
(5)	Non-cash expense included in general and administrative expenses.

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